Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS

2011 FOURTH QUARTER AND YEAR-END RESULTS AND ANNOUNCES

FIRST QUARTER 2012 GUIDANCE

Cudahy, WI – February 8, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today reported financial results for the three months and year ended December 31, 2011.

Roadrunner’s summary financial results for the three months and year ended December 31 are highlighted below. Fourth quarter diluted income per share available to common stockholders increased 83.3% over the prior year to $0.22. Excluding acquisition transaction expenses of $0.4 million related to a non-recurring acquisition earnout, diluted income per share available to common stockholders would have been $0.23.

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2011	2010	2011	2010 (1)

Total revenues	$238,005	$165,796	$843,627	$632,018

Net revenues (total revenues less purchased transportation costs)	$69,948	$35,483	$223,284	$137,973
Depreciation and amortization	1,597	750	4,978	3,114
Other operating expenses	54,646	27,884	170,803	103,021
Acquisition transaction expenses	430	180	1,368	569
IPO related expenses	—	—	—	1,500

Operating income	$13,275	$6,669	$46,135	$29,769

Net income available to common stockholders	$6,865	$3,877	$25,871	$2,826
Weighted average diluted shares outstanding	31,765	31,066	31,545	26,777
Diluted income per share available to common stockholders	$0.22	$0.12	$0.82	$0.11

(1)

Results for the year ended December 31, 2010 include a one-time loss on early extinguishment of debt of $15.9 million and $1.5 million of expenses related to the company’s initial public offering in May 2010.

2011 Fourth Quarter Results

In discussing fourth quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,

“Revenues increased 43.6% and net revenues expanded 97.1% from the prior year, resulting primarily from new customer growth, pricing initiatives, fuel increases, and the inclusion of the acquisitions of Morgan Southern and Prime Logistics. Our operating income growth of 99.1% outpaced revenue growth, despite the effects of higher fuel prices on revenues and operating costs. Revenues and operating income for the fourth quarter of 2011 represented the best quarter in the history of the company.

“LTL revenues increased $13.5 million, or 12.8%, from the prior year as a result of new customer growth and expansion into new markets. This new customer growth and market expansion during the fourth quarter also drove a per-day tonnage increase of 8.5% over the prior year. Per day tonnage growth over the prior year averaged 7.8% in October and November and increased to 9.9% in December. Revenue per hundredweight increased 7.9% over the prior year, including 5.2% related to fuel. During the fourth quarter, our LTL operating expenses increased $2.6 million over prior year, primarily due to (i) higher insurance costs, (ii) increased dock labor costs due to increased tonnage and (iii) expanded infrastructure costs to support our new business initiatives. Our LTL operating ratio improved to 95.5% in the fourth quarter from 96.0% in the prior year quarter. Our continued initiatives to penetrate new customers, expand into new geographic regions and build density resulted in a net revenue margin improvement from 23.4% in the third quarter of 2011 to 24.8% in the fourth quarter of 2011. We expect these continued initiatives to improve our operating ratio and drive positive tonnage growth in future quarters.

“TL revenues grew by $54.9 million, or 125.2%, from the prior year. Revenues from Morgan Southern (acquired in early February), Bruenger Trucking (acquired at the end of May) and Prime Logistics (acquired at the end of August) accounted for $50.2 million of the increase, with the balance of $4.7 million representing organic growth of 10.6%. The impact of the acquisitions and operating leverage associated with our revenue growth led to a four-fold increase in our TL operating income and an improvement in our TL operating ratio to 92.2% from 95.7% in the fourth quarter of 2010.

“For our TMS business, continued organic growth during the quarter generated a $4.3 million, or 24.3%, increase in revenues and a 75.6% increase in operating income from the prior year. This growth drove improvement in our TMS operating ratio to 90.1% from 93.0% in the prior year.”

Also commenting on the quarter, Peter Armbruster, Chief Financial Officer, said, “Strong cash flow from operations during the quarter were used to repay $5.7 million of borrowings under our $100 million revolving line of credit and $3.5 million on our term loan. As of December 31, 2011, no borrowings were outstanding under the company’s revolver.”

2012 First Quarter Guidance

In commenting on guidance for the first quarter of 2012, Armbruster said, “We anticipate our revenues for the first quarter will be in the range of $225 million to $240 million representing an increase of 32% to 40% from the first quarter of 2011. Further, we expect diluted income per share available to common stockholders to be between $0.22 and $0.24, compared to diluted income per share available to common stockholders of $0.14 in the prior year quarter.”

2011 Fourth Quarter Segment Information

Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

LTL revenues including fuel increased 12.8% to $118.5 million for the fourth quarter of 2011 from $105.1 million for the fourth quarter of 2010. LTL net revenues for the fourth quarter of 2011 were $29.4 million, or 24.8% of LTL revenues, compared to $25.7 million, or 24.4% of LTL revenues, for the fourth quarter of 2010. LTL operating income was $5.3 million, or 4.5% of LTL revenues, for the fourth quarter of 2011 compared to $4.2 million, or 4.0% of revenues, for the fourth quarter of 2010.

Summary LTL operating statistics for the three months and year ended December 31 are shown below.

	Three Months Ended December 31,			Year Ended December 31,
			%			%
	2011	2010	Change	2011	2010	Change

Operating ratio	95.5%	96.0%		94.8%	94.7%
Tonnage (in thousands of tons)	306.8	287.3	6.8%	1,256.3	1,204.9	4.3%
Shipments (in thousands)	471.4	444.7	6.0%	1,905.9	1,818.5	4.8%
Revenue per hundredweight (incl. fuel)	$18.81	$17.44	7.9%	$18.27	$16.62	9.9%
Revenue per hundredweight (excl. fuel)	$15.42	$15.01	2.7%	$15.00	$14.38	4.3%
Weight per shipment (lbs.)	1,302	1,292	0.7%	1,318	1,325	(0.5%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.24	0.0%	$1.24	$1.22	1.6%

Note:

Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

For the TL segment, revenues increased 125.2% to $98.7 million for the fourth quarter of 2011 from $43.8 million for the fourth quarter of 2010. The improvement was primarily due to increases in market pricing and load growth, the expansion of the company’s TL brokerage agent network, and the acquisitions of Morgan Southern, Bruenger Trucking and Prime Logistics. For the fourth quarter, Morgan Southern, Bruenger Trucking and Prime Logistics collectively contributed revenues of $50.2 million to the TL segment. Overall, TL net revenues for the fourth quarter of 2011 were $34.8 million, or 35.3% of TL revenues, compared to $5.3 million, or 12.0% of TL revenues, for the fourth quarter of 2010. TL operating income was $7.7 million, or 7.8% of TL revenues, for the fourth quarter of 2011 compared to $1.9 million, or 4.3% of revenues, for the fourth quarter of 2010.

For the TMS segment, revenues for the fourth quarter of 2011 increased 24.3% to $22.0 million from $17.7 million for the fourth quarter of 2010. TMS net revenues for the fourth quarter of 2011 were $5.7 million, or 26.0% of TMS revenues, compared to $4.6 million, or 25.8% of TMS revenues, for the fourth quarter of 2010. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth. TMS operating income was $2.2 million, or 9.9% of TMS revenues, for the fourth quarter of 2011, compared to $1.2 million, or 7.0% of TMS revenues, for the fourth quarter of 2010.

Conference Call

A conference call is scheduled for Wednesday, February 8, 2012 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-730-5771 (U.S.) or 857-350-1595 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 87140808. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through February 15, 2012, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 61129555. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in the company’s most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues	$238,005	$165,796	$843,627	$632,018
Operating expenses:
Purchased transportation costs	168,057	130,313	620,343	494,045
Personnel and related benefits	25,522	16,339	87,178	61,853
Other operating expenses	29,124	11,545	83,625	41,168
Depreciation and amortization	1,597	750	4,978	3,114
Acquisition transaction expenses	430	180	1,368	569
IPO related expenses	—	—	—	1,500

Total operating expenses	224,730	159,127	797,492	602,249

Operating income	13,275	6,669	46,135	29,769
Interest expense:
Interest on long-term debt	2,079	202	4,135	7,954
Dividends on preferred stock subject to mandatory redemption	50	50	200	200

Total interest expense	2,129	252	4,335	8,154

Loss on early extinguishment of debt	—	—	—	15,916

Income before provision for income taxes	11,146	6,417	41,800	5,699
Provision for income taxes	4,281	2,540	15,929	2,108

Net income	6,865	3,877	25,871	3,591
Accretion of Series B preferred stock	—	—	—	765

Net income available to common stockholders	$6,865	$3,877	$25,871	$2,826

Earnings per share available to common stockholders:
Basic	$0.22	$0.13	$0.85	$0.11

Diluted	$0.22	$0.12	$0.82	$0.11

Weighted average common stock outstanding:
Basic	30,706	30,119	30,432	25,779

Diluted	31,765	31,066	31,545	26,777

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except share amounts)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,315	$996
Accounts receivable, net	102,358	73,222
Deferred income taxes	9,472	6,367
Prepaid expenses and other current assets	16,400	10,414

Total current assets	131,545	90,999

PROPERTY AND EQUIPMENT, NET	28,447	6,894

OTHER ASSETS:
Goodwill	364,347	246,888
Other noncurrent assets	19,014	3,516

Total other assets	383,361	250,404

TOTAL ASSETS	$543,353	$348,297

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$14,000	$—
Accounts payable	50,245	37,241
Accrued expenses and other liabilities	19,480	11,375
Preferred stock subject to mandatory redemption	5,000	—

Total current liabilities	88,725	48,616

LONG-TERM DEBT, net of current maturities	122,500	20,500
OTHER LONG-TERM LIABILITIES	36,175	8,492
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	—	5,000

Total liabilities	247,400	82,608

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,705 and 30,147 shares issued and outstanding	301	301
Additional paid-in capital	266,481	262,088
Retained earnings	29,171	3,300

Total stockholders’ investment	295,953	265,689

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$543,353	$348,297

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com